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                                                                    Exhibit 99.2


                               DISCOVERY PARTNERS


                            HOSTS: Riccardo Pigliucci
                                     Craig Kussman

                              DATE: April 22, 2003

                              TIME: 11:00 a.m. EST
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      OPERATOR: Good morning and welcome, ladies and gentlemen, to the Discovery
Partners International first quarter 2003 financial results conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International. Please go ahead, sir.

      RICCARDO PIGLIUCCI: Thank you. Good morning. I am Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International and I would like to welcome you to Discovery Partners' first quarter 2003 financial results conference. With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.

      In this call, we plan to review the results of the quarter ending March 31, 2003 and update the guidance for 2003. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly


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historical are forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company's actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company's operation, our development efforts and our business environment including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2003, the integration of acquired business and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the company's annual report on form 10K for the year ending December 31, 2002, as filed with the Securities and Exchange Commission and other SEC filings.

      As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on


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Form 8K. Now I will turn the call over to Craig Kussman, Discovery Partners CFO to discuss our financial performance.

      Craig Kussman:  Thanks, Riccardo and good morning.

      Revenues for the first quarter of 2003 were $12.7 million, an increase of 27 percent compared to $10.0 million for the first quarter of 2002 and 3 percent above the $12.4 million result in the fourth quarter of 2002. Revenues for the first quarter of 2003 included a $0.6 million termination payment related to one of the Company's unprofitable contracts and $0.2 million of revenue from our X-kan development project, which had been expected to be recognized in Q4 of this year at the completion of the project. We will continue to recognize X-Kan revenues throughout the duration of project, based on the structure of the contract with GlaxoSmithKline. The increase in revenues was due to the continued ramp up of the Company's major exclusive chemistry collaborations, which more than offset declines in non-exclusive chemistry collaborations.

      Gross margin as a percentage of revenue for the first quarter of 2003 was 28 percent, up from 27 percent in the fourth quarter of 2002 and down from 41% in the first quarter of 2002. The increase in the gross margin percentage versus the fourth quarter


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resulted from higher volumes, and the reversal of an anticipated contract loss accrual, associated with the exit of our non-exclusive compound supply business, which added $0.4 million to income. This was offset by $0.6 million of increased loss reserves for an exclusive fixed price compound supply contract resulting from the decision to consolidate the Tucson site into other facilities and $0.2 million of other inventory and asset write-offs. The decrease in gross margin versus the prior year resulted primarily from a shift in development resources to billable resources in connection with the Company's Pfizer collaboration, and the aforementioned increased loss reserves and write-offs, which were partially offset by higher volumes and the aforementioned accrual reversal.

      Research and development costs for the first quarter of 2003 were $0.7 million, down from $1.1 million and $1.9 million in the fourth quarter of 2002 and the first quarter of 2002, respectively. The decrease in research and development costs versus the fourth quarter resulted from the completion of development activities associated with the Company's uARCS screening platform and the Company's computational toolkit. The decrease in research and development costs versus the prior year resulted from the shift in development resources to billable

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resources under the Pfizer collaboration and due to the completion of the aforementioned development activities.

      Sales, general and administrative (SG&A) costs for the first quarter of 2003 were $3.1 million, up from $2.4 million in the fourth quarter of 2002 and down from $3.3 million in the first quarter of 2001. The increase in SG&A costs versus the fourth quarter was in line with expectations and is consistent with our historical levels of expenditure. The decrease in SG&A costs versus the first quarter of 2002 resulted from a higher focus on cost containment.

      Net income for the first quarter ended March 31, 2003 was $0.3 million, or $0.01 per share, compared to a net loss of $0.8 million, or $0.03 per share, in the first quarter of 2002 and net income of $0.2 million, or $0.01 per share, excluding $51.1 million of asset impairment charges, in the fourth quarter of 2002. As I mentioned earlier, Net income for the quarter included offsetting impacts to reserves relating to our amicable contract termination and our decision to consolidate our Tucson facility.

      Cash and short-term investments at March 31, 2003 were $69.7 million, which increased by $0.1 million over the balance


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at December 31, 2003, despite the payment of $2 million in license fees to
Abbott in connection with the uARCS screening technology platform and the repurchase of 115,000 shares of DPII on the open market.

      Now let me ask Riccardo to review the operations for Q4 and the key milestones for 2003.

      RICCARDO PIGLIUCCI: Thank you, Craig. I am very pleased to again report that the company has achieved record revenues. We have achieved positive EPS and we continue to announce an impressive array of operational and business development accomplishments. Craig has already discussed the financials. Therefore, I will now spend the next few minutes summarizing today's announcements and then review the business highlights of the quarter.

      Let me start by commenting on the company's announcement of the consolidation of its domestic chemistry facilities into two centers of excellence: in South San Francisco for primary screening library design and synthesis programs and in San Diego for lead optimization and medicinal chemistry projects.


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      Last year we expanded our facilities in South San Francisco, primarily to accommodate the increased workload for Pfizer. We can now take advantage of the significant level of efficiency we have achieved on this project over the past six months and of the conclusion of the last non-exclusive compound supply contract, to free up sufficient space and capacity to enable us to consolidate several projects now in Tucson into South San Francisco and San Diego. This action will require the transfer of some people but the gained efficiency more than justifies the cost and any short-term disruption.

      DPI originally established a presence in Tucson with the acquisition of SIDDCO in January 2001.

That acquisition provided us with a very capable group of scientists engaged in developing first class chemistry and an impressive group of customers with long-term relationships and contracts. The Tucson site in addition provided us with room for expansion at a time when we were operating at capacity in the facility we shared with Axys Pharmaceuticals.

      The current situation allows us to retain as many scientists as practical by transferring them to our expanded South San Francisco facility and to San Diego while of course


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continuing to work with all of our current customers. This action will establish two very strong, focused centers of excellence for our chemistry activities in the US. At the same time, the availability of capable scientists and facilities at substantially lower cost in other parts of the world gives us the opportunity to transfer some processes offshore and further optimize our cost structure.
Over the next few months we will therefore move aggressively to establish an offshore chemistry capability and gradually shut down our Tucson operation.

      This is an important and complex strategic move and we are of course actively working with our customers to assure a smooth and successful transition.

      We are determined to maintain our positive earnings momentum, and to do so we need to continue to exploit all opportunities to improve our operations and our cost structure. Regrettably this sometimes affects people's lives with disruptions, relocations or even redundancies as in the closure of the Tucson operation.

      Given the recent accounting pronouncements concerning facilities closures, it is premature to forecast the exact timing of any one-time charges for these actions. We expect however to be able to effect the closure of the Tucson site, any


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employee relocation or termination cost and the start up of an offshore facility by the end of Q3 2003 and expect to incur between $ 1.0 and 2.0 million in one time costs.

      Let me now briefly address the other DPI achievements during the quarter:

      We shipped and installed the first Crystal Farm(TM) Imaging System to the protein crystallography group at the University of Georgia; we are now manufacturing several units and are still optimistic about meeting our annual objectives on this launch, despite a dampened environment for capital equipment sales into the pharmaceutical market.

      We paid the last $2.0 M installment to Abbott Laboratories for the acquisition of worldwide exclusive rights of the micro ARCS technology. I'm also pleased to report that during the quarter we signed an R&D collaboration with a major global pharma partner under which our exclusive micro ARCS technology will be evaluated with a variety of novel assays and proprietary compounds. Unfortunately I'm not at liberty to disclose the name of this partner at this time.

      We continue to perform at or better than plan in our collaboration with Pfizer. Operationally this is our largest


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program and we are extremely pleased with the productivity of our team now that they have completed the ramp-up phase of this ambitious program. We expect the consolidation of the complete project in South San Francisco to further improve efficiency.

      We greatly increased our share of business in Japan by signing a significant extension to an existing biology agreement with our largest Japanese customer and a new significant screening collaboration with another major pharmaceutical company. We have always had several strong collaborations with Japanese companies, both for chemistry and high throughput screening. With the continued growth of this business we are now in a position to establish a direct local permanent business development presence. We expect that this will result in enhanced communication with our existing collaborators and increased visibility on new opportunities.

      In the last two earning conference calls, we communicated our concern on the status of the biotechnology and pharmaceutical industry. Nothing has significantly changed in the past three months to revive the overall business picture and fundamental outlook. However, our shippable backlog continues to be higher now than at the same time last year and we are


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therefore reasonably comfortable in reconfirming growth for 2003 at a double-digit rate while, our previous guidance of positive EPS will be reduced by the one time charges associated with the closure of the Tucson facility. Our stock price continues to perform at a disappointing level on minimal trading volumes. The company has reconfirmed the authorization from the Board of Directors to execute a stock repurchase program under which Discovery Partners may acquire up to 2 million shares of its common stock in the open market, or otherwise. As Craig already mentioned, during the last three months, we have repurchased 115,000 shares on the open market.

      This concludes the first part of our conference call. I am available to answer questions at this time and we urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results, or financial guidance following the conclusion of this conference call. Thank you.

      OPERATOR: As a final reminder, ladies and gentlemen, if you do have a question, you may press star, one on your push-button telephones at this time. If there are no further questions, I will turn the conference back to Mr. Pigliucci to conclude.


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      RICCARDO PIGLIUCCI:  And I would like to thank all of you for participating in this teleconference and I look forward to talk to you again soon. Thank you very much.

       (Conference concluded)


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